                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (Amendment No.    )(1)


                          Neurocrine Biosciences, Inc.
                          ----------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                   64125C 10 9
                                 --------------
                                 (CUSIP Number)

                                  June 22, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  / /      Rule 13d-1(b)
                  /X/      Rule 13d-1(c)
                  / /      Rule 13d-1(d)


-----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

---------------------                   ---                   -----------------
CUSIP NO. 64125C 10 9                   13G                   PAGE 2 OF 8 PAGES
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--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:
                   BIOTECHNOLOGY VALUE FUND, L.P.
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) /X/  (b) / /
--------- ---------------------------------------------------------------------
   3      SEC USE ONLY

--------- ---------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
--------- ---------------------------------------------------------------------
         NUMBER             5   SOLE VOTING POWER
           OF                             0
         SHARES           ----- -----------------------------------------------
      BENEFICIALLY          6   SHARED VOTING POWER
      OWNED BY EACH                      448,669
        REPORTING         ----- -----------------------------------------------
         PERSON             7   SOLE DISPOSITIVE POWER
          WITH                           0
                          ----- -----------------------------------------------
                            8   SHARED DISPOSITIVE POWER
                                         448,669
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   448,669
--------- ---------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                        / /
--------- ---------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   2.0%
--------- ---------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                   PN
--------- ---------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                   ---                   -----------------
CUSIP NO. 64125C 10 9                   13G                   PAGE 3 OF 8 PAGES
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--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:
                   BIOTECHNOLOGY VALUE FUND II, L.P.
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) /X/  (b) / /
--------- ---------------------------------------------------------------------
   3      SEC USE ONLY

--------- ---------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
--------- ---------------------------------------------------------------------
         NUMBER             5   SOLE VOTING POWER
           OF                            0
         SHARES           ----- -----------------------------------------------
      BENEFICIALLY          6   SHARED VOTING POWER
      OWNED BY EACH                      567,040
        REPORTING         ----- -----------------------------------------------
         PERSON             7   SOLE DISPOSITIVE POWER
          WITH                           0
                          ----- -----------------------------------------------
                            8   SHARED DISPOSITIVE POWER
                                         567,040
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   567,040
--------- ---------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                        / /
--------- ---------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   2.6%
--------- ---------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                   PN
--------- ---------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 64125C 10 9                   13G                   PAGE 4 OF 8 PAGES
---------------------                   ---                   -----------------

--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:
                   BVF PARTNERS, L.P.
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) /X/  (b) / /
--------- ---------------------------------------------------------------------
   3      SEC USE ONLY

--------- ---------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
--------- ---------------------------------------------------------------------
         NUMBER             5   SOLE VOTING POWER
           OF                            0
         SHARES           ----- -----------------------------------------------
      BENEFICIALLY          6   SHARED VOTING POWER
      OWNED BY EACH                      1,083,309
        REPORTING         ----- -----------------------------------------------
         PERSON             7   SOLE DISPOSITIVE POWER
          WITH                           0
                          ----- -----------------------------------------------
                            8   SHARED DISPOSITIVE POWER
                                         1,083,309
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   1,083,309
--------- ---------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                        / /
--------- ---------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   4.9%
--------- ---------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                   PN
--------- ---------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                   ---                   -----------------
CUSIP NO. 64125C 10 9                   13G                   PAGE 5 OF 8 PAGES
---------------------                   ---                   -----------------

--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:
                   BVF INC.
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) /X/  (b) / /
--------- ---------------------------------------------------------------------
   3      SEC USE ONLY

--------- ---------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
--------- ---------------------------------------------------------------------
         NUMBER             5   SOLE VOTING POWER
           OF                            0
         SHARES           ----- -----------------------------------------------
      BENEFICIALLY          6   SHARED VOTING POWER
      OWNED BY EACH                      1,083,309
        REPORTING         ----- -----------------------------------------------
         PERSON             7   SOLE DISPOSITIVE POWER
          WITH                           0
                          ----- -----------------------------------------------
                            8   SHARED DISPOSITIVE POWER
                                         1,083,309
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   1,083,309
--------- ---------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                        / /
--------- ---------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   4.9%
--------- ---------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                   IA,CO
--------- ---------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                   ---                   -----------------
CUSIP NO. 64125C 10 9                   13G                   PAGE 6 OF 8 PAGES
---------------------                   ---                   -----------------

ITEM 1(a).        NAME OF ISSUER:
                  Neurocrine Biosciences, Inc. ("Neurocrine")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  10555 Science Center Drive
                  San Diego, CA  92121

ITEM 2(a).        NAME OF PERSON FILING:

                  This Schedule 13G is being filed on behalf of the following persons* (the "Reporting Persons"):

                  (i)      Biotechnology Value Fund, L.P. ("BVF")
                  (ii)     Biotechnology Value Fund II, L.P. ("BVF2")
                  (iii)    BVF Partners L.P.  ("Partners")
                  (iv)     BVF Inc. ("BVF Inc.")

                  * Attached as Exhibit A is a copy of an agreement among the Reporting Persons (as specified hereinabove) that this Schedule 13G is being filed on behalf of each of them.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                           The principal business office of the Reporting
Persons comprising the group filing this Schedule 13G is located at 227 West Monroe Street, Suite 4800, Chicago, Illinois, 60606.

ITEM 2(c).        CITIZENSHIP:

                  BVF:                        a Delaware limited partnership
                  BVF2:                       a Delaware limited partnership
                  Partners:                   a Delaware limited partnership
                  BVF Inc.:                   a Delaware corporation

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, no par value.

ITEM 2(e).        CUSIP Number:

                  64125C 10 9

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CUSIP NO. 64125C 10 9                   13G                   PAGE 7 OF 8 PAGES
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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c) CHECK WHETHER THE PERSON FILING IS: ONE OF THE FOLLOWING

                  Not applicable as this Schedule 13G is filed pursuant to Rule 13d 1(c).

ITEM 4.           OWNERSHIP:

                  The information in items 1 and 5 through 11 on the cover pages (pp. 2 - 5) on this Schedule 13G is hereby incorporated by reference.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following. |X|

                  As of June 22, 2000, the Reporting Persons were the beneficial owner of 5.0% of the class of securities. However, due to subsequent sales, as of the date hereof, the beneficial ownership of the Reporting Persons of the class of Securities has decreased to less than 5.0%.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF AS OF JUNE 22, 2000, THE REPORTING PERSONS WERE THE BENEFICIAL OWNER OF 5.0% OF THE CLASS OF SECURITIES. HOWEVER, DUE TO SUBSEQUENT SALES, AS OF THE DATE HEREOF, THE BENEFICIAL OWNERSHIP OF THE REPORTING PERSONS OF THE CLASS OF SECURITIES HAS DECREASED TO LESS THAN 5.0% PERSON:

                  BVF shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. BVF2 also shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. Partners and BVF Inc. share voting and dispositive power over the shares of the common stock they beneficially own with, in addition to BVF and BVF2, certain managed accounts on whose behalf Partners, as investment manager, purchased such shares. None of the managed accounts individually owns more than 5% of the common stock of Neurocrine.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

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CUSIP NO. 64125C 10 9                   13G                   PAGE 8 OF 8 PAGES
---------------------                   ---                   -----------------

ITEM 10.          CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   June 30_, 2000

                  BIOTECHNOLOGY VALUE FUND, L.P.

                  By:      BVF Partners L.P., its general partner

                           By:      BVF Inc., its general partner


                                    By:     /s/ Mark N. Lampert
                                            -----------------------------
                                            Mark N. Lampert
                                            President


                  BIOTECHNOLOGY VALUE FUND II, L.P.

                  By:      BVF Partners L.P., its general partner

                           By:      BVF Inc., its general partner


                                    By:     /s/ Mark N. Lampert
                                            -----------------------------
                                            Mark N. Lampert
                                            President


                  BVF PARTNERS L.P.

                  By:      BVF Inc., its general partner


                           By:      /s/ Mark N. Lampert
                                    -----------------------------
                                    Mark N. Lampert
                                    President


                  BVF INC.


                  By:      /s/ Mark N. Lampert
                           -----------------------------
                           Mark N. Lampert
                           President